Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

ICG

Investor Relations

610-727-6900

IR@icg.com

ICG GROUP ANNOUNCES PROCURIAN’S SIGNING OF A DEFINITIVE AGREEMENT TO

BE ACQUIRED BY ACCENTURE FOR $375 MILLION

ICG Emerges as Pure-Play Cloud Computing Company

Radnor, PA — (October 3, 2013) — ICG Group, Inc. (Nasdaq: ICGE) (“ICG”) today announced the execution of a definitive agreement for the sale of Procurian Inc. (“Procurian”), a leading specialist in procurement solutions, to Accenture plc (NYSE:ACN) for $375 million in cash, subject to certain adjustments at closing, including working capital, cash, debt and other items. Consummation of the transaction is subject to customary closing conditions and is expected to occur in the fourth quarter. ICG is expected to realize approximately $324 million in connection with the sale. A portion of ICG’s proceeds will be held in escrow and will be subject to potential indemnification claims. ICG does not expect to owe any income taxes in connection with the transaction.

“We are very proud of Procurian’s success, marked by its strong growth over the past decade, and this transaction is a testament to the significant value the company is delivering to its customers,” said Walter Buckley, ICG’s Chief Executive Officer. “Under the outstanding leadership of Carl Guarino and the stellar team at Procurian, this company has become an industry leader in procurement, and we look forward to that success continuing as part of Accenture.”

ICG will emerge as a high-growth, pure-play cloud computing company, with market-leading positions in the public sector, compliance and insurance markets. ICG is transforming these sectors, bringing them into the digital age with its cloud computing solutions. ICG will remain focused on pursuing the tremendous opportunity offered by the rapidly-growing cloud computing market, which, according to the IDC, is growing at roughly six times the rate of the broader software industry. ICG is well positioned to continue driving strong growth in new and existing markets through M&A, as well as continued investment in sales and marketing. Additionally, ICG’s Board of Directors has authorized the expansion of ICG’s existing share repurchase program, from $50 million to $150 million. To date, ICG has deployed approximately $36 million to repurchase shares, leaving approximately $114 million for repurchases under the program.

“Today marks the beginning of an important new chapter for ICG. Having worked for over a decade to build the value of Procurian, we are now excited to unlock that value with this transaction and to execute against our growth strategy as a pure-play cloud computing company. Given the vast market opportunity for cloud computing, our experience in building market-leading positions and our strong balance sheet, we are well positioned to create stockholder value by expanding our platform,” Buckley concluded.

For the six months ended June 30, 2013, ICG’s cloud computing businesses achieved organic revenue growth of 37% from the prior year period.

Slides containing additional information about the transaction and ICG have been posted to the Investor Relations section of ICG’s website at http://www.icg.com/investors/events-and-presentations/ and have been filed with the U.S. Securities and Exchange Commission on a Current Report on Form 8-K.

Evercore acted as financial advisor to ICG and provided a fairness opinion in connection with the transaction, and Dechert LLP acted as legal advisor.

About ICG

ICG is a cloud computing provider that brings the power of the cloud to industry-specific vertical markets, including public sector, compliance and insurance. ICG is headquartered in Radnor, Pennsylvania. For more information, please go to www.icg.com.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our customers, our ability to retain existing customer relationships and secure new ones, our ability to compete successfully against alternative solutions, our ability to timely and effectively respond to technological developments, our ability to retain key personnel, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, and other risks and uncertainties detailed in ICG’s filings with the U.S. Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.